Exhibit 99

Accenture Announces Appointments of Paula A. Price and Frank K. Tang
to its Board of Directors

-- Former Ahold USA CFO and private equity executive become Accenture’s 11th and 12th independent directors --

NEW YORK; May 12, 2014 — Accenture (NYSE: ACN) announced today that Paula A. Price and Frank K. Tang have been appointed to the company’s Board of Directors, effective May 9. Ms. Price, 52, was executive vice president and chief financial officer of Ahold USA, a U.S. grocery retailer, until January 2014. Mr. Tang, 45, is CEO and managing partner of FountainVest Partners, a private equity fund dedicated to investments in China.

Ms. Price and Mr. Tang will both be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. Ms. Price has also been appointed to serve on the board’s Audit Committee, while Mr. Tang will serve on the Finance Committee.

“I am very pleased to welcome Paula and Frank to our board of directors,” said Pierre Nanterme, Accenture’s chairman and CEO. “Paula brings broad experience across finance, general management and strategy positions in the retail, financial services and consumer packaged goods industries. Frank has served in leadership roles in private equity and investment banking, with expertise in Asia, particularly in China-an important growth market for Accenture. We are fortunate to have accomplished leaders on our board who reflect the global and diverse nature of Accenture’s business. I am confident that we will benefit from the perspectives that Paula and Frank can provide as we continue to focus on driving results for our clients and shareholders.”

With these appointments, Accenture’s board now comprises 13 directors, 12 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

As CFO at Ahold USA, which operates more than 700 supermarkets under the Stop & Shop, Giant and Martin’s names as well as the Peapod online grocery delivery service, Ms. Price was responsible for finance and accounting, strategic planning, real estate and information technology. Before joining Ahold in 2009, she was the controller and chief accounting officer at CVS Caremark. Earlier in her career, Ms. Price was CFO for the Institutional Trust Services division of JPMorgan Chase, and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries. A certified public accountant, she earned her MBA from the University of Chicago and her BS from DePaul University.

Before co-founding FountainVest Partners in 2007, Mr. Tang was senior managing director and head of China investments at Temasek Holdings, a Singapore investment company. Earlier in his career, he was a managing director at Goldman Sachs, where he worked for nearly 11 years. He began his investment banking career in Goldman’s New York office before moving to Hong Kong, where he headed the telecommunications, media and technology investment banking effort in Asia, excluding Japan. Mr. Tang earned his MBA from Columbia Business School and his Bachelor’s degree from Donghua University.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 289,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013.  Its home page is www.accenture.com.

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Alex Pachetti
Accenture
+1 (917) 452-5519
alex.pachetti@accenture.com